Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated September 26, 2019 with respect to the financial statements of AB Growth Fund for the fiscal year ended July 31, 2019, which is incorporated by reference in this Post-Effective Amendment No. 118 to the Registration Statement (Form N-1A No. 33-12988) of The AB Portfolios.

/s/ ERNST & YOUNG LLP

New York, New York

October 28, 2019